Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-8

(Form Type)

PPL Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	600,000	$25.71	$15,426,000	0.00014760	$2,276.88

Total Offering Amount:							$15,426,000

Total Fee Offsets:							—

Net Fee Due:							$2,276.88

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 shall also cover any additional shares of the common stock of PPL Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Represents an additional 600,000 shares of the Registrant’s common stock that are authorized for issuance under the Registrant’s Directors Deferred Compensation Plan, as amended.

(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sales prices of shares of Common Stock on February 9, 2024, as reported on the New York Stock Exchange.